Exhibit 10.15

Renee Martek	One La-Z-Boy Drive
Director of Talent Acquisition	Monroe MI 48162
La-Z-Boy Incorporated	734-770-4602

May 17, 2018

Melinda Whittington
609 Maple Avenue
Lake Bluff, IL 60044

RELOCATION

All relocation expenses must be treated as income to you and will be grossed-up by Payroll for tax purposes.

Incidental Moving Expense: The Company will pay you a sum of $50,000 to assist in covering expenses incurred as a result of moving (utility hook up, deposits, etc.). This payment will be paid in a single lump sum as soon as practical after your start date, and will be grossed-up by Payroll for tax purposes.

Information on Gross-Up for Taxes: Most relocation reimbursements are reported as regular income and are not tax deductible. The Company will provide tax assistance in the form of a “gross-up” to offset most of the tax liability created by relocation reimbursement income. The tax assistance calculation takes into account US Federal and State taxes. The calculation and payment is made at the time of the expense reimbursement.

The Company aims to keep you reasonably whole with respect to tax liabilities incurred as a result of the relocation, but given the individual nature of the tax calculation and IRS restrictions that may apply to deductibility of certain items, you may incur some tax liability not covered by the tax assistance policy calculation. The Company recommends that you consult a personal tax advisor to discuss the tax implications of the move.

Repayment Agreement: If, within 24 months of your move, you resign (other than for “Good Reason” as defined in La-Z-Boy Incorporated Severance Plan for Named Executive Officers) or the Company terminates your employment for dishonesty, fraud, illegality, moral turpitude, reckless misconduct, willful and habitual neglect of duties, or serious and reckless or intentional violation of company policies, all relocation expenses reimbursed or paid for by the Company will be due and payable to the Company, and you agree to pay the Company for them, on demand.

By signing below, you acknowledge that you understand this letter and agree to the repayment provision set forth immediately above.

/s/ Melinda Whittington	May 18, 2018
Melinda Whittington	Date